EX-99.IND PUB ACCT

Change in Independent Public Accountant

On December 6, 2021, the Audit Committee of the Board of Trustees of Investment Managers Series Trust II (the “Trust”) appointed Tait, Weller & Baker LLP (“Tait”) as the AXS Change Finance ESG ETF’s independent registered public accounting firm upon the reorganization of the Predecessor Fund for the fiscal period ended July 31, 2022. Previously, Cohen & Company, Ltd. (“Cohen”) served as the independent registered public accounting firm to the Predecessor Fund.

Cohen’s reports on the Predecessor Fund’s financial statements for the fiscal years ended July 31, 2021 and July 31, 2020 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During such fiscal years and the interim period of August 1, 2021 through December 6, 2021 (the “Interim Period”) there were no (i) disagreements with Cohen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cohen, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Predecessor Fund’s financial statements for such years, nor (ii) “reportable events” of the kinds described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the fiscal years ended July 31, 2021 and July 31, 2020 and the Interim Period, neither the Predecessor Fund nor anyone on its behalf has consulted with Tait regarding; (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Predecessor Fund’s financial statements, and neither a written report was provided to the Predecessor Fund nor oral advice was provided that Tait concluded was an important factor considered by the Predecessor Fund in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as that term is defined in Item 304 (a)(1)(v) of Regulation S-K).

October 7, 2022

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Investment Managers Series Trust II (AXS Change Finance ESG ETF)

File no. 811-22894

Dear Sir or Madam:

We have read Exhibit 99.IND PUB ACCT – Change in Independent Public Accountant of Form N-CSR of AXS Change Finance ESG ETF, a series of Investment Managers Series Trust II, dated October 7, 2022, and agree with the statements concerning our Firm contained therein.

Very truly yours,

COHEN & COMPANY, LTD.

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4535 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board